Exhibit 10.18

BSB Bancorp, Inc.

William M. Le Beau

BSB Bank & Trust Company

58-68 Exchange Street

Binghamton, New York

Dear Bill:

This letter agreement is to confirm the additional agreements, arrangements and understandings relating to the payments that you will become entitled to receive in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and between Partners Trust Financial Group, Inc., SBU Bank, Wicked Acquisition Corporation, Partners Trust, MHC and BSB Bancorp, Inc. (the “Company”), dated December 23, 2003. The agreements, arrangement and understandings contained herein amend the Change of Control Severance Agreement between you, the Company and BSB Bank & Trust Company, dated as of December 6, 2000 (the “COC Agreement”) and the Target Benefit Supplemental Retirement Benefit Agreement between BSB Bank & Trust Company and the Executive, dated as of October 30, 2003 (the “SERP”). The commitments set forth in this letter agreement are subject to (i) the consummation of the transactions contemplated by the Merger Agreement and (ii) the limitations imposed on the Company pursuant to Section 4.01 of the Disclosure Schedule to the Merger Agreement. To the extent the payments under Sections 1 and 2 of this letter agreement, when combined with the other payments to employees of the Company as permitted by Section 4.01 of the Disclosure Schedule, exceed the limitation set forth in such Schedule, the payments under Sections 1 and 2 hereof shall be subject to reduction on a pro-rata basis. All terms not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

1. COC Agreement Payment. Immediately prior to the Closing Date, the Company shall make a lump sum cash payment to you equal to $683,100 in full satisfaction of the severance obligations under the COC Agreement.

2. SERP Payment. Immediately prior to the Closing Date, the Company shall make a lump sum cash payment to the Executive in an amount equal to $601,841 in full satisfaction of the obligations under the SERP.

3. Section 280G Gross-Up Payment. Notwithstanding anything to the contrary contained herein, the provisions of Section 6 (“Section 280G Gross-Up Payment”) of the COC Agreement shall continue in full force and effect, as if restated herein in its entirety, in the event that any payments or distributions to you or for your benefit, whether paid or payable hereunder or otherwise, are determined (in accordance with the terms of such Section 6) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The provisions of this Section 3 shall survive the termination of the COC agreement.

Please sign below to indicate your acknowledgment and acceptance of the agreements set forth herein.

Very truly yours,

By:	/s/ Howard W. Sharp
Name: Howard W. Sharp
Title: Chief Executive Officer

Acknowledged and Accepted:

William M. Le Beau

By:	/s/ William M. Le Beau